EXHIBIT 10.23

RESTRICTED STOCK AWARD

Name:	Cogent Communications Holdings, Inc.
Grant Date: January 3, 2024	2017 Incentive Award Plan (the “Plan”)

1.Grant: Effective as of the Grant Date specified above you have been granted [_______] ([_____] thousand) Shares (the “Restricted Shares”) of Cogent Communications Holdings, Inc. (the “Company”) subject to the vesting requirement described below.

2.Normal Vesting: You will become vested in all Restricted Shares on January 3, 2027.

3.Termination of employment: Upon termination of employment for any reason you will forfeit any unvested Restricted Shares.

4.Nontransferable: The Restricted Shares or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Shares may be permitted for estate planning purposes with the prior written consent of the Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Agreement that the Restricted Shares had in your hands.

5.Dividends/Voting: You will be entitled to vote the Restricted Shares. However, you will only be entitled to receive any dividends that are paid on the Restricted Shares once they are vested. Any dividends paid on unvested Restricted Shares shall be held by the Company, without interest thereon and paid to you at the time the Restricted Shares on which such dividends were paid vest.

6.Certificates: The Company shall cause the Restricted Shares to be issued and a stock certificate or certificates representing the Restricted Shares to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the Restricted Shares vest. You agree to give to the Company a stock power for all unvested Restricted Shares. If issued, each such certificate will bear such legends as the Company may determine.

7.No Other Rights: The grant of Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future awards of Restricted Shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Shares under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

8.Miscellaneous: The Restricted Shares are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

Cogent Communications Holdings, Inc.

By:
Dave Schaeffer
CEO